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                                                                   EXHIBIT 10.12

May 24, 2001

PERSONAL AND CONFIDENTIAL

Don C. Peterson
2990 Sussex Road
Orono, MN 55356

Dear Don:

We feel that you will play the critical role in defining Net Perception's ongoing strategy and driving the Company's operating performance. Accordingly, we are pleased to offer you the position of President and Chief Executive Officer. This letter (together with the attachments hereto and the documents referred to herein) will comprise the terms and conditions of your employment with the Company.

1. POSITION. You will serve in a full-time capacity as President and Chief Executive Officer and will be elected to the Board of Directors at its next regularly scheduled meeting, if not sooner. You will report directly to the Board of Directors. Your employment shall commence immediately upon your execution of this agreement.

2. BASE SALARY AND PERFORMANCE BONUS. Your starting annual base salary will be $200,000, payable semi-monthly, subject to legally required withholding, in accordance with the Company's standard payroll practices for salaried employees. In addition, you will be eligible to earn an annual performance bonus of up to $100,000, subject to your meeting criteria mutually determined by the Company's Board of Directors (or its Compensation Committee) and you. The Company, through its Compensation Committee, agrees to review the amount of your base salary and annual performance bonus on at least an annual basis.

3. STOCK OPTIONS. If you accept this offer, you will be awarded an option to purchase 750,000 shares of the Company's common stock. Such option shall be an ISO (as defined in the Company's 1999 Equity Incentive Plan) to the maximum extent permitted by law, and an NSO (as defined in the Company's 1999 Equity Incentive Plan) as to the remainder. The per share exercise price of the option will be the closing price per share of the common stock on your first day of employment. The option will vest over a four-year period. The option will vest with respect to the first 25% of the shares upon your completion of 12 months of service and with respect to an additional 1/48 of the shares for each month of your employment after your one-year anniversary. The option will be granted under, and will be subject to the terms and conditions of, the Company's 1999 Equity Incentive Plan, a copy of which is attached as Exhibit A-1, and a standard form stock option agreement, a copy of which is attached as Exhibit A-2, with the additional terms attached hereto as Exhibit A-3. The 1999 Equity Incentive Plan includes option acceleration provisions in the event there is a Change of Control during your employment. The Company, through its Compensation Committee, will review on at least an annual basis whether you should be awarded additional options to purchase shares of the Company.

4. SEVERANCE UPON TERMINATION BY THE COMPANY WITHOUT CAUSE. If your employment is terminated by the Company without Cause (as defined in the Change in Control Severance Plan referred to in paragraph 5 below and consistent with paragraph 2 of Exhibit A-3), or due to your inability to perform the duties and responsibilities of your position by reason of illness or other physical or mental impairment for a period of ninety consecutive days or more, Net Perceptions will provide you with twelve-month base salary severance plus benefits described in paragraph 6 below, contingent on your signing a release of claims against the Company, and provided that you shall not be entitled to receive severance or benefits under this paragraph to the extent you have received severance or benefits under paragraph 5.



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Mr. Don Peterson
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5.   CHANGE OF CONTROL SEVERANCE. If a Change in Control (as defined in the
     Change in Control Severance Plan attached to this letter as Exhibit B) occurs during your employment, you will be entitled to receive twelve month base salary severance, upon the same terms and subject to the same conditions (consistent with paragraph 2 of Exhibit A-3) as participants in the Change in Control Severance Plan are entitled to receive the six month severance pay provided for therein, provided that you shall not be entitled to receive severance under this paragraph 5 to the extent you have received severance under paragraph 4.

6. BENEFITS. You will be eligible to receive standard Company benefits as are available to other employees of the Company and as may change from time to time. These currently include: medical/dental/vision insurance, life insurance, long and short-term disability insurance, paid vacation, and holidays. A summary of the Company's current benefits is attached as Exhibit C.

7. PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT. As with all Company employees, you will be required, as a condition to your employment with the Company, to sign the Company's standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit D.

8. PERIOD OF EMPLOYMENT. Your employment with the Company will be "at will," meaning that either you or the Company will be entitled to terminate your employment at any time for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express writing signed by you and the Board of Directors of the Company.

9. OUTSIDE ACTIVITIES. During the period that you render services to the Company, you will not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company, or any other gainful employment, business or activity, without the written consent of the Company. You also will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. Finally, you will not recruit, or assist any other person or organization in recruiting, any of the Company's employees on behalf of another employer. You may participate in community activities including as a member of the board of a charitable or public service organization.

10. SUCCESSORS. The terms set forth in this letter are binding on any successor to the Company.


11. ENTIRE AGREEMENT. This letter and all of the exhibits or other documents attached hereto or referred to herein contain all of the terms of your employment with the Company and supersede any prior representations or agreements, whether oral or written, between you and the Company.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter and the enclosed Proprietary Information and Inventions Agreement and returning them to the Company. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. This offer, if not accepted, will expire at the close of business on May 24, 2001. Don, we are very excited about the potential of you joining Net Perceptions to bring us the leadership and vision for success. If you have any questions, please feel free to contact me.

Very truly yours,
NET PERCEPTIONS, INC.

/s/ Steven Snyder
-----------------
Steven Snyder
CEO

I Have Read And Accept This Employment Offer:

Signature of /s/ Don C. Peterson
             -------------------
Dated:  May 24, 2001

cc:      Ann Winblad
         John Riedl
         Will Lansing
         John Kennedy

Exhibits:
    [A-1] 1999 Equity Incentive Plan
    [A-2] Standard Form Stock Option Agreement
    [A-3] Revisions to Standard Form Stock Option Agreement
    [B] Change in Control Severance Plan
    [C] 2001 Benefits Summary
    [D] Proprietary Information and Inventions Agreement
    [E] Application for Employment


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Mr. Don Peterson
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                                   EXHIBIT A-3
                NET PERCEPTIONS, INC. 1999 EQUITY INCENTIVE PLAN

       REVISIONS TO STANDARD FORM STOCK OPTION AGREEMENT - DON C. PETERSON

1. Delete in its entirety the second sentence appearing under the heading MISCONDUCT and add the following text in its place: The term "Misconduct" shall have the meaning set forth in the 1999 Equity Incentive Plan.

2. A new third paragraph under the heading INVOLUNTARY TERMINATION shall be added, to read as follows:

                  The Corporation agrees that "a change in your position with the Corporation which materially reduces your level of responsibility," within the meaning of the foregoing paragraph, shall be deemed to have occurred in the event that you cease to be the Chief Executive Officer reporting to the Board of Directors of the Corporation.

3.     A new section shall be added, to read as follows:

                  LIMITATION The Corporation agrees that the Committee (within the meaning of the ON PAYMENTS Corporation's 1999 Equity Incentive Plan) shall not specify in writing that this option shall be subject to Article 18 of the Corporation's 1999 Equity Incentive Plan.